                                                Filed pursuant to Rule 424(b)(3)
                                                              Reg. No. 333-43964

     The information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                                   PROSPECTUS

                                  ALPNET, INC.
                      $8,000,000 COMMON STOCK AND WARRANTS

     We may offer from time to time under this prospectus up to $8,000,000 of the securities listed above. We will circulate a prospectus supplement each time we plan to issue our securities, which will inform you about the specific terms of that offering and also may add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

     Our common stock is traded on the Nasdaq Small Cap Market under the symbol AILP. On August 11, 2000, the closing price of one share of our common stock was $2.00.

     We have engaged on a best efforts basis Ladenburg Thalmann & Co., Inc. as our exclusive placement agent for this offering.

     Investing in our common stock involves a high degree of risk. You should carefully read and consider the risk factors beginning on page 5.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                The date of this Prospectus is September 11, 2000.

                                TABLE OF CONTENTS

THE COMPANY ..........................................................      3

RISK FACTORS .........................................................      5

USE OF PROCEEDS ......................................................     11

PLAN OF DISTRIBUTION .................................................     11

LEGAL MATTERS ........................................................     12

EXPERTS ..............................................................     12

WHERE YOU CAN FIND MORE INFORMATION ..................................     12

DESCRIPTION OF CAPITAL STOCK .........................................     13


     You should rely only on the information contained or incorporated by reference in this Prospectus and in any accompanying Prospectus supplement. No one has been authorized to provide you with different information.

     The shares of common stock are not being offered in any jurisdiction where the offer is not permitted.

     You should not assume that the information in this Prospectus or any Prospectus supplement is accurate as of any date other than the date on the front of the documents.

                                   THE COMPANY

     ALPNET, Inc. ("ALPNET" or the "Company") is a United States multinational corporation which was incorporated in the State of Utah in 1980. The Company provides services and solutions in the multilingual information management services sector to businesses engaged in international trade. ALPNET is one of the largest dedicated suppliers of such services and solutions in the world.

     The Company was originally established to develop and market foreign language translation software and is regarded as a pioneer in the field of multilingual software development. The acquisition of several leading translation service providers in 1987 and 1988 established the Company's international presence. The Company further expanded into foreign markets in 1994 through the formation of additional foreign subsidiaries and branches. As of December 31, 1999, the Company has wholly-owned foreign subsidiaries or branches in the following countries: Canada, Brazil, United Kingdom, the Republic of Ireland, Germany, France, Spain, the Netherlands, Sweden, Singapore, Korea, China, Japan and Thailand.

     During 1999, the Company embarked on a strategic repositioning to evolve its current service offering into an Internet-based Application Service Provider ("ASP") which will host integrated Web-based software applications that will enable clients to create, localize, manage, warehouse, reuse and distribute information tailored for global and local needs. The Company will also utilize this new ASP business model to more effectively deliver its traditional service offering and its new value-added information consultancy and language technology integration services. This new ASP business model provides the Company with the opportunity to price its services on a subscription basis in addition to its current pricing models. Two strategic acquisitions were completed during 1999 that form an integral part of this strategic repositioning.

     On June 30, 1999, the Company acquired EP Electronic Publishing Partners GmbH ("EP"), a German corporation which designs and develops custom built computer software systems for document, information, knowledge and translation management. The technology and expertise obtained through this acquisition provides the Company with a network-centric multilingual information management system.

     On July 30, 1999, the Company acquired Technical Publishing Services B.V. ("TPS"), a Dutch corporation providing information management consulting, systems integration services and high-end SGML (Standard Generalized Markup Language) and XML (eXtensible Markup Language) publishing solutions to international clients.

     The Company's existing service offering provides a full range of language services and solutions specifically tailored to clients engaged in international business. Among the services the Company offers are localization, documentation, translation, information consultancy and language technology integration.

     Localization is primarily offered to clients in the information technology
(IT) market and encompasses a complete linguistic, technical and cultural adaptation of products for foreign language markets. Localization services include glossary development, translation, content creation and adaption, desktop publishing, electronic and web publishing, graphics, multimedia, creative tasks, and a complete range of engineering and software testing activities.

     Documentation services are offered to a wide range of industrial clients in the automotive, consumer electronics, telecommunication, financial services, manufacturing, and other industries. The Company provides a complete service for companies that produce printed and electronic documentation and training materials. Documentation services include translation, glossary development, electronic publishing, graphics and web publishing.

     Translation services are offered to diverse clients from all industries. Such services may include the translation of text in a brochure, memorandum, sales presentation, letter, magazine or any other text. ALPNET performs translation services through its entire network in 15 countries.

     Information consultancy services include information development and content creation. Such services include information analysis and development of information strategies. Clients can significantly increase efficiency and reduce costs by applying controlled language authoring tools, creating information using SGML or XML, implementing document management systems, and by following established industry standards.

     Language technology integration services include benchmarking and evaluation of language tools, workflow definition and customization, process optimization, controlled language definition, training, terminology management, tools integration, database development and other language services such as the utilization of translation memories, machine translation, and the definition of production and quality assurance procedures.

     The Company's position as a leading supplier of multilingual information management services for almost 20 years has provided it with substantial experience in managing linguistic resources spanning people, linguistic data and technology. The Company currently offers its services on a project by project basis according to the specific needs of the client. This project-based approach makes client demand and resource planning difficult to predict which can lead to fluctuating revenue and operating results. However, the globalization of business and rapid growth of the Internet has intensified the need for clients to implement effective multilingual information strategies to support their Internet and eCommerce business models. Product life cycles and time-to-market are shortening in many industries and businesses need to manage information in Internet time while substantially reducing localization costs. A project-based approach is too slow and costly in this new business environment.

     The Company has recognized that a key business problem faced by its clients is the absence of a cost-effective information management platform that exploits the systematic use and reuse of information. Information reuse is essential in translating and managing content in multiple languages. Poor reuse compromises information quality and value and increases the cost of doing business globally. The Company proposes to solve this business problem for its existing and future clients by repositioning itself as an Internet-based ASP. Through an Internet-based system called ALPNETXchange, the Company will host integrated Web-based software applications that will enable clients to create, localize, manage, warehouse, reuse and distribute information tailored for global and local needs. The Company will host dedicated client data servers allowing clients to integrate multilingual information management capabilities directly into their own business processes. The Company's new ASP business model is expected to transform multilingual business information into a globally reusable asset.

     ALPNET is organized as a Utah corporation with its principal executive offices located at 4460 S. Highland Drive, Suite 100, Salt Lake City, Utah 84124-3543. Our telephone number is (888) 292-2819 and our electronic mail address is investors@alpnet.com.

                                  RISK FACTORS

     Prospective investors should carefully consider and evaluate the following factors relating to the Company and the offering of the Company's common stock, together with the information and financial data set forth elsewhere in this Prospectus or incorporated by reference herein, before making an investment in the Company's common stock.

AN INVESTMENT IN THE COMPANY INVOLVES NUMEROUS SIGNIFICANT RISKS, INCLUDING THOSE SET FORTH BELOW. THE FOLLOWING RISKS, AMONG OTHERS NOTED IN THIS PROSPECTUS, SHOULD BE CAREFULLY CONSIDERED IN EVALUATING THE COMPANY. THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS BASED ON CURRENT EXPECTATIONS THAT INVOLVE RISKS AND UNCERTAINTIES. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF MANY FACTORS, INCLUDING THE RISK FACTORS SET FORTH BELOW AND ELSEWHERE IN THIS PROSPECTUS. THE CAUTIONARY STATEMENTS MADE IN THIS PROSPECTUS SHOULD BE READ AS BEING APPLICABLE TO ALL FORWARD-LOOKING STATEMENTS WHEREVER THEY APPEAR IN THIS PROSPECTUS.

THE REPOSITIONING OF THE COMPANY AS AN INTERNET-BASED APPLICATION SERVICE PROVIDER (ASP) MAY BE DELAYED OR MAY NOT BE WIDELY ACCEPTED IN THE MARKETPLACE.

     ALPNET's implementation of the Internet-based ASP business model is dependent both upon industry-wide technology and processes that are being developed for general use in the Internet environment as well as the Company's technological development that will be integrated in the ALPNETXchange system. Any delays or malfunction in either development or implementation of the ALPNETXchange system and any related technology and processes may have a material adverse effect upon ALPNET's business, financial condition, and results of operations.

     ALPNET's new business strategy and model of providing multilingual information management services as an ASP and its new subscription pricing model are new in the industry. Clients or prospective clients, especially some of ALPNET's larger clients, may be unwilling or unable to accept these new methods of doing business. This may restrict ALPNET's ability to increase revenues from existing clients, obtain new clients, and sustain the growth that has been projected. Delays in, or problems with, the implementation of the ASP business model may also have an adverse effect upon existing, project-based client relationships.

     The ASP business model is still new in the Internet marketplace and there may be new issues or obstacles to this business model that may be encountered that could delay or prohibit its implementation in the industry.

ALPNET'S REVENUE COULD BE NEGATIVELY AFFECTED BY THE DELAY OF ONE OF ITS CLIENTS' PRODUCT RELEASES OR THE LOSS OF A MAJOR CLIENT.

     A significant portion of ALPNET's revenue is linked to the product release cycles of its clients. As a result, ALPNET performs varying amounts of work for specific clients from year to year based on their product development schedules. A major client in one year may not have use for a similar level of services in another year. In addition, ALPNET derives a significant portion of its revenues from large projects and programs for a limited number of clients. In 1999, ALPNET's ten largest clients accounted for approximately 30% of its revenue. As a result, the loss of any major client or a significant reduction in a large project's scope could materially reduce its revenue and adversely affect its business, financial condition and results of operations.

ALPNET GENERALLY DOES NOT HAVE LONG-TERM CONTRACTS, WHICH MAKES REVENUE FORECASTING DIFFICULT.

     A majority of ALPNET's revenue is derived from individual projects rather than long-term contracts. In addition, the majority of its revenue is subject to the competitive bidding process. Therefore, ALPNET cannot assure that a client will engage it for further services once a project is completed or that a client will not unilaterally reduce the scope of, or terminate, existing projects. The investor should not predict or anticipate ALPNET's future revenues based on the number of clients it has or the size of existing projects. The absence of long-term contracts creates an uncertain revenue stream, which could negatively affect ALPNET's business, financial condition, and results of operations.

ALPNET HAS AN ACCUMULATED DEFICIT AND ANTICIPATES LOSSES IN THE YEAR 2000 RELATED TO THE REPOSITIONING OF THE COMPANY AS AN INTERNET-BASED APPLICATION SERVICE PROVIDER (ASP).

     ALPNET had an accumulated deficit of approximately $30.5 million as of June 30, 2000. ALPNET is not permitted to pay dividends under Utah law until it has eliminated its accumulated deficit. In addition, it is anticipated that the Company will incur losses in the year 2000 as it makes the investments required to reposition the Company as an Internet-based ASP. These expenditures will include marketing and branding, investing in technology, expanding into new markets, recruiting and training of new personnel, and retraining and transitioning existing personnel who do not currently fit the Company's new business model. The Company may also make acquisitions which may significantly increase intangible assets, such as goodwill, and the charges that it may incur in connection with the amortization of these intangible assets may have a material adverse impact on its results of operations for the foreseeable future.

POTENTIAL FLUCTUATIONS IN ALPNET'S QUARTERLY RESULTS MAKE FINANCIAL FORECASTING DIFFICULT AND COULD AFFECT THE COMMON STOCK TRADING PRICE.

     As a result of fluctuations in ALPNET's revenue tied to its clients' product release cycles, the length of sales cycles, rapid growth, potential acquisitions, the emerging nature of the markets in which ALPNET competes, and other factors outside its control, ALPNET believes that quarter-to-quarter comparisons of results of operations are not necessarily meaningful. The investor should not rely on the results of any one quarter as an indication of ALPNET's future performance. If, in some future quarter, ALPNET's results of operations were to fall below the expectations of securities analysts and investors, the trading price of ALPNET's common stock would likely decline.

ALPNET MAY NEED ADDITIONAL FINANCING.

     If actual revenues do not meet projections, ALPNET may not have sufficient funds to pay all operating or other expenses. If ALPNET fails to generate sufficient cash from operations to pay these expenses, management will need to identify other sources of funds. ALPNET may not be able to borrow money or issue more shares of common stock to meet its cash needs. Even if it can complete any financing transactions, such may not be on terms that are favorable or reasonable from ALPNET's perspective.

ALPNET MUST ATTRACT AND RETAIN PROFESSIONAL STAFF IN ORDER TO COMPLETE CLIENT PROJECTS AND OBTAIN NEW PROJECTS.

     ALPNET's failure to attract and retain qualified employees in the various countries of operation could impair its ability to complete existing projects and bid for, or obtain, new projects and, as a result, could have a material adverse effect on its business, financial condition, and results of operations. ALPNET's ability to grow and increase its market share largely depends on its ability to hire, train, retain, and manage highly skilled employees on a global level, including project managers, technical, translation, sales, and marketing personnel. There is a significant shortage of, and intense competition for, personnel who are qualified to perform the services ALPNET provides. ALPNET cannot assure the investor that it will be able to attract a sufficient number of qualified employees or that it will successfully train and manage the employees it hires.

ALPNET MAY BE UNABLE TO CONTINUE TO GROW AT ITS HISTORICAL GROWTH RATES OR TO MANAGE ITS PROJECTED GROWTH EFFECTIVELY.

     Continued growth is a key component for increasing the value of ALPNET's common stock. In the past four years, ALPNET's business has grown significantly and it anticipates future internal growth, growth resulting from the repositioning of the Company, and potential growth through acquisitions. Such growth would place a significant demand on management and operational resources. In order to manage growth effectively, ALPNET must commit capital resources to implement and improve its operational systems and controls. This additional growth may further strain ALPNET's management and operational resources. ALPNET's growth could also be adversely affected by many other factors, including increased competition from traditional competitors, and new technology driven competitors, as well as general economic downturns that slow down its customer's need for Company services. As a result of these concerns, ALPNET cannot be sure that it will continue to grow, or, if it does grow, that it will be able to manage the new growth, maintain its historical growth rate, or meet its projected growth rates.

ALPNET MAY BE LIABLE FOR DEFECTS OR ERRORS IN THE SOLUTIONS IT DEVELOPS.

     Many of the services ALPNET provides are critical to its clients' businesses. Any defects or errors in these solutions could result in:

     -    delayed or lost client revenues,

     - adverse reaction to the Company's clients from their end users and, ultimately, toward the Company,

     -    claims against the Company,

     -    negative publicity, and

     -    additional expenditures to correct the problem.

     Liability claims could require ALPNET to spend significant time and money in litigation or to pay significant damages. Although it maintains general liability insurance, including coverage for errors and omissions where possible, ALPNET cannot assure the investor that this coverage will be available in amounts sufficient to cover one or more large claims, or that the insurer will not disclaim coverage as to any future claim.

ALPNET'S GOODWILL REPRESENTS A SIGNIFICANT PORTION OF ITS ASSETS; AMORTIZATION OF GOODWILL WILL ADVERSELY IMPACT NET INCOME AND ALPNET MAY NEVER REALIZE THE FULL VALUE OF ITS GOODWILL.

     The purchase of subsidiaries in 1987, 1988 and 1999 has resulted in the creation of significant goodwill, which is being amortized over periods of 12 to 25 years. At June 30, 2000, ALPNET had goodwill of approximately $10.5 million, net of accumulated amortization. ALPNET will continue to incur non-cash charges in connection with the amortization of goodwill (annually approximately $960,000), and ALPNET expects these charges will have a significant adverse impact on its results of operations for the foreseeable future.

     ALPNET cannot assure the investor that it will ever realize the value of this goodwill. In the future, as events or changes in circumstances indicate, the carrying amount of goodwill may not be recoverable. If this were to occur, ALPNET would evaluate the carrying value of its goodwill and may take an accelerated charge to earnings. Any future determination requiring the write-off of a significant portion of unamortized goodwill could have a material adverse effect on ALPNET's business, financial condition, results of operations, and the future value of its stock.

ALPNET MAY HAVE DIFFICULTY IN IDENTIFYING AND COMPETING FOR ACQUISITION OPPORTUNITIES.

     ALPNET's business strategy includes the pursuit of strategic acquisitions. From time to time, it has engaged in discussions with third parties concerning potential acquisitions of niche expertise, businesses, and operations. ALPNET currently does not have commitments or agreements with respect to any acquisition. Potential acquisition candidates would include technology companies, which traditionally are priced higher than the Company may be able to cost justify. In executing its acquisition strategy, ALPNET may be unable to identify suitable acquisition candidates. In addition, ALPNET expects to face competition from other companies for acquisition candidates, making it more difficult to acquire suitable companies on favorable terms.

PURSUING AND COMPLETING POTENTIAL ACQUISITIONS COULD DIVERT MANAGEMENT ATTENTION AND FINANCIAL RESOURCES AND MAY NOT PRODUCE THE DESIRED BUSINESS RESULTS.

     If ALPNET pursues any acquisition, management could spend a significant amount of time and financial resources to integrate the acquired business with its existing business. To pay for an acquisition, ALPNET might use capital stock, or cash, or a combination of both. Alternatively, ALPNET may borrow money from a bank or other lender. If it uses capital stock, ALPNET's stockholders will experience dilution. If it uses cash or debt financing, ALPNET's financial liquidity will be reduced. In addition, from an accounting perspective, an acquisition may involve nonrecurring charges or involve amortization of significant amounts of goodwill that could adversely affect ALPNET's results of operations.

     Despite the investment of these financial resources and completion of due diligence with respect to these efforts, an acquisition may not produce the revenue, earnings, or business synergies that would be anticipated, and an acquired service or technology may not perform as expected for a variety of reasons, including the following:

     - difficulties in the assimilation of the operations, technologies, products and personnel of the acquired company,

     - risks of entering markets in which the Company has no or limited prior experience,

     - expenses of any undisclosed or potential legal liabilities of the acquired company,

     - applicability of rules and regulations that might restrict the Company's ability to operate, and

     -    potential loss of key employees of the acquired company.

IF ALPNET FAILS TO KEEP PACE WITH CHANGING TECHNOLOGIES, IT MAY LOSE CLIENTS.

     ALPNET's market is characterized by rapidly changing client requirements, evolving technologies, and industry standards. If ALPNET cannot keep pace with these changes, its business could suffer. The Internet's recent growth and strong influence in ALPNET's industry magnifies these characteristics. To achieve its goals, ALPNET needs to develop strategic business solutions and methodologies that keep pace with continuing changes in industry standards, information technology, and client preferences.

IF ALPNET LOSES THE SERVICES OF KEY PERSONNEL, ITS BUSINESS AND STOCK PRICE COULD SUFFER.

     ALPNET's future success depends in large part on the continued services of a number of key personnel. The Company's management control and power is concentrated in a few key global, regional, and local managers and executives. The loss of the services of any of its key personnel could have a material adverse effect on Company business, financial condition, and results of operations. ALPNET secures employment agreements with key personnel which restrict the employee's ability to compete for ALPNET's clients and recruit ALPNET's other employees. In spite of these agreements, ALPNET might not be able to prevent key personnel, who may leave its employ in the future, from disclosing or using its technical knowledge, practices, or procedures. Such key personnel might join a competitor or form a competing company and ALPNET might lose existing or potential clients.

DIFFICULTIES PRESENTED BY INTERNATIONAL ECONOMIC, POLITICAL, LEGAL, ACCOUNTING, AND BUSINESS FACTORS COULD NEGATIVELY AFFECT ALPNET'S BUSINESS IN INTERNATIONAL MARKETS.

     A large component of ALPNET's operations requires its ability to operate in international markets, as evidenced by the majority of its operations currently existing outside of the United States. The following risks, among others, are inherent in doing business internationally:

     -    unexpected changes in regulatory requirements,

     -    changes in existing union and similar employee arrangements,

     -    difficulties in staffing and managing international operations,

     -    tariffs and other trade barriers,

     -    varying payment cycles,

     -    problems in collecting accounts receivable,

     -    political and economic instability,

     - international currency issues, including fluctuations in currency exchange rates,

     -    seasonal reductions in business activity, and

     -    potentially adverse tax consequences.

     Any of these factors could have a material adverse effect on ALPNET's business, financial condition, and results of operations.

ALPNET COMPETES IN A HIGHLY COMPETITIVE MARKET THAT HAS LOW BARRIERS TO ENTRY.

     ALPNET provides a broad range of multilingual information management services and is repositioning itself as an Internet-based ASP to its clients. As a result, the market for its services is highly fragmented as the Company competes against companies in various markets. Market competitors include traditional translation companies as well as new technology companies attempting to capitalize on the Internet opportunity. Current competitors include companies such as Lionbridge Technologies, Inc., Berlitz International, Inc., Bowne & Co., Inc., Lernout & Hauspie Speech Products N.V., Sykes Enterprises, Inc., Xerox Corporation, GlobalSight Corporation, Idiom Technologies, Inc., Uniscape, Inc., WorldPoint Interactive, Inc., and other regional vendors.

     ALPNET cannot assure the investor that it will compete successfully against these companies in the future. Many of these companies have longer operating histories; significantly greater financial, marketing, and other resources; and greater name recognition than ALPNET. If it fails to be competitive with these companies in the future, ALPNET's business will be materially and adversely affected.

     ALPNET also faces competition from internal localization departments in large multinational companies, which have a vested interest in maintaining their existence. Many of these companies are prime candidates to use ALPNET's ASP services. Although companies are finding that simultaneous global release and ongoing development and maintenance of Web-based applications require new skill sets that are not available in-house, many of these companies may still perform these services in-house rather than outsourcing them. If these companies continue to localize their own products, ALPNET's business, financial condition, and results of operations may be adversely affected.

     There are relatively few barriers preventing companies from competing with ALPNET. It does not own any patented technology that precludes or inhibits others from entering its market. As a result, new market entrants pose a threat to ALPNET's business. In addition to its existing competitors, ALPNET may face further competition in the future from companies that do not presently offer multilingual information management services. Companies currently providing information technology services may choose to broaden their range of services to include multilingual information management services. While ALPNET presently uses translation memory software in its translation and localization processes and other multilingual information management software in its production processes, similar technologies in the marketplace may improve and become sophisticated enough to compete with ALPNET's technology and service offerings. ALPNET cannot assure the investor that it will be able to compete effectively with these potential future competitors.

ALPNET MAY NOT BE ABLE TO MAINTAIN ITS REPUTATION OR EXPAND ITS NAME
RECOGNITION.

     ALPNET believes that establishing and maintaining a good reputation and name recognition is critical for attracting and expanding the targeted client base. It also believes that the importance of reputation and name recognition will increase due to the growing number of service providers in ALPNET's target market. If ALPNET's reputation is damaged or if potential clients do not know what services it provides, ALPNET may become less competitive or lose its market share. Promotion and enhancement of its name will depend largely on its success in providing high quality multilingual information management services, which it cannot assure. If clients do not perceive ALPNET's services to be of high value or high quality, its brand name and reputation could be materially and adversely affected.

ALPNET'S COMMON STOCK IS PARTICULARLY SUBJECT TO VOLATILITY BECAUSE OF THE INDUSTRY IN WHICH IT OPERATES.

     The market price of ALPNET's common stock could fluctuate significantly as a result of various factors including the following:

     - variations in its operating results which may cause it to fail to meet securities analysts' or investors' expectations,

     -    general economic and stock market conditions,

     -    changes in financial estimates by securities analysts,

     - earnings and other announcements by, and changes in market valuations of, providers of similar services as well as those of its clients,

     -    changes in business or regulatory conditions affecting ALPNET,

     -    announcements by ALPNET or its competitors of new service offerings,

     -    announcements or implementation of technological innovations, and

     -    trading of ALPNET's common stock.

THE INVESTOR WILL SUFFER IMMEDIATE AND SUBSTANTIAL DILUTION BECAUSE THE NET TANGIBLE BOOK VALUE OF THE COMMON STOCK TO BE ISSUED WILL BE LESS THAN THE MARKET PRICE.

     The market price as of the date of this Prospectus is substantially higher than the net tangible book value per share of the outstanding common stock. If the investor purchases common stock, it will incur immediate and substantial dilution. Dilution is a reduction in the net tangible book value per share from the price paid per share for the common stock.

THE INVESTOR MAY SUFFER A SUBSTANTIAL DILUTION BECAUSE OF THE EXERCISE OF EMPLOYEE STOCK OPTIONS.

     In addition, under the terms of the 1983 Nonstatutory Stock Option Plan, the Company may grant options to its employees on an annual basis, up to fifteen percent of the Company's outstanding Common Stock. To the extent these options are exercised, there will be further dilution.

YOU SHOULD NOT EXPECT TO RECEIVE DIVIDENDS FROM ALPNET.

     ALPNET is not permitted to pay dividends under Utah law until it has eliminated its accumulated deficit and does not expect to declare or pay any cash dividends in the near future.


                                 USE OF PROCEEDS

     Each time we sell our securities, we will provide a prospectus supplement that will contain information about how we intend to use the net proceeds from each offering.

     In general, we intend to use the net proceeds from the sale of our securities for working capital and general corporate purposes.


                              PLAN OF DISTRIBUTION

     We have engaged on a best efforts basis Ladenburg Thalmann & Co., Inc. as our exclusive placement agent for this offering. Ladenburg Thalmann has agreed with us that it will seek to identify institutional investors who may wish to purchase our common stock from time to time on specific terms to be negotiated between us and the institutional investors. Ladenburg Thalmann is not committed to purchase, and has advised us that it will not purchase, any of our securities for its own account or for any discretionary accounts managed by it, regardless of whether it does or does not successfully identify others to purchase any shares of our securities.

     We have agreed to pay Ladenburg Thalmann a placement fee equal to 6% of the gross proceeds from each sale of securities. We also will issue Ladenburg Thalmann common stock purchase warrants, on the day a definitive agreement is executed by an investor to purchase any of our securities under this Prospectus, equal in number to 6% of $4 million divided by the volume weighted average market price on the trading day prior to issuance. These warrants are subject to being cancelled, in whole or in part, in the event Ladenburg Thalmann is unable to arrange placement of the common stock up to $4 million. On the sale of shares in excess of the initial $4 million, we have agreed to issue Ladenburg Thalmann common stock purchase warrants equal to 6% of the gross proceeds from each placement divided by the volume weighted average market price on the trading day prior to each such placement. The exercise price of each such warrant shall be 115% of the volume weighted average market price used in calculating the number of warrants issued in connection with each placement transaction and will be exercisable for a period of four years from the date of issuance, commencing one year after such date of issuance.

     We have also agreed to pay Ladenburg Thalmann a $35,000 non-accountable expense allowance which was paid upon the engagement of Ladenburg Thalmann. Ladenburg Thalmann also has a right of first refusal for a period of one year from the conclusion of this offering to provide additional financing to us. We have agreed to give Ladenburg Thalmann customary underwriter's indemnification against liabilities under the Securities Act.

     Any variance from these underwriting terms will be disclosed in a prospectus supplement.


                                  LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Callister Nebeker & McCullough. As of the date of this Prospectus, no attorneys with such firm owned any shares of common stock of ALPNET.


                                     EXPERTS

     The consolidated financial statements of ALPNET, Inc. appearing in ALPNET's Annual Report (Form 10-K) for the year ended December 31, 1999, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.


                       WHERE YOU CAN FIND MORE INFORMATION

- Government Filings. We file annual, quarterly and special reports and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document that we file at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to you free of charge at the SEC's web site at http://www.sec.gov. Most of our SEC filings are also available to you free of charge at our web site at http://www.alpnet.com.

- Stock Market. The common shares are traded as "Smallcap Securities" on the Nasdaq Smallcap Market. Material filed by ALPNET can be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

- Information Incorporated by Reference. The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and information that we file later with the SEC will automatically update and supersede previously filed information, including information contained in this document.

- We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering has been completed:

     1. ALPNET's Annual Report on Form 10-K for the year ended December 31, 1999, filed March 30, 2000, including all material incorporated by reference therein.

     2.   ALPNET's Proxy Statement dated April 10, 2000.

     3. ALPNET's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, and filed May 12, 2000.

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

     4.   ALPNET's Current Report on Form 8-K dated July 14, 2000.

     5. ALPNET's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, and filed August 11, 2000.

     You may request free copies of these filings by writing or telephoning us at the following address:

                               Investor Relations
                            4460 S. Highland Dr. #100
                          Salt Lake City, UT 84124-3543
                        (888) 292-2819 or (303) 292-1501
                          e-mail: investors@alpnet.com.


                          DESCRIPTION OF CAPITAL STOCK

     The following description of the capital stock of the Company and certain provisions of the Company's Certificate of Incorporation and Bylaws is a summary and is qualified in its entirety by the provisions of the Certificate of Incorporation and Bylaws, which have been incorporated by reference in the Company's Registration Statement, of which this Prospectus is a part.

     The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, no par value and 4,000,000 shares of Preferred Stock, no par value.

COMMON STOCK

     At August 11, 2000, there were 31,571,450 shares of Common Stock outstanding (plus up to 6,157,242 shares that may be issued upon exercise of outstanding options, warrants and other convertible securities). The holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders.

     In the event of liquidation, dissolution or winding up of the Company, holders of the Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding shares of Preferred Stock. Holders of Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and all shares of Common Stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

PREFERRED STOCK

     The Board of Directors has the authority, without further action by the stockholders, to issue up to 4,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by the stockholders. The issuance of Preferred Stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation may have the effect of delaying, deferring or preventing a change in control of the Company, which could have a depressive effect on the market price of the Company's Common Stock. The Company has currently issued 87,339 shares of Series D Preferred Stock, which has voting rights as if the preferred shares had been converted to common shares at the ratio of nine common shares for each preferred share, for a total equivalent number of 786,051 common shares.

TRANSFER AGENT

     The transfer agent for the Common Stock of the Company is American Stock Transfer and Trust Company.

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